Exhibit 99.1

Contact:	Robert M. Gorman - (804) 523-7828

Executive Vice President / Chief Financial Officer

UNION FIRST MARKET BANKSHARES REPORTS THIRD QUARTER RESULTS

Richmond, Va., October 23, 2013 - Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH) today reported net income of $7.9 million and earnings per share of $0.32 for its third quarter ended September 30, 2013. Excluding after-tax acquisition-related expenses of $471,000, operating earnings(1) for the quarter were $8.4 million and operating earnings per share(1) was $0.34. The quarterly results represent a decrease of $2.0 million, or 18.9%, in operating earnings from the prior quarter and a decrease of $1.2 million, or 12.6%, from the quarter ended September 30, 2012. Operating earnings per share of $0.34 for the current quarter decreased $0.03, or 8.1%, from the prior year’s third quarter and decreased $0.08, or 19.0%, from the most recent quarter.

"Overall financial results for the third quarter were mixed as the continued positive momentum in Union’s community bank segment was tempered by the poor results from our mortgage segment,” said G. William Beale, chief executive officer of Union First Market Bankshares. “Given the current economic environment in Virginia, I am pleased with the solid financial performance from our community bank segment as Union continued to gain net new deposit households and turned in another quarter of steady loan growth.  In addition, the Bank’s asset quality trends continued to improve across the footprint.  Our top-tier financial performance work continues to deliver positive results in the community bank segment as evidenced by the improvements to our key financial performance metrics, including year-over-year improvement in the community bank’s operating return on assets and return on equity as well as its efficiency ratio.”

“The performance from the mortgage segment was disappointing this quarter, as a significant reduction in mortgage loan originations demand due to rising interest rates as well as lower gain on sale margins and elevated expense levels resulted in a net loss for the third quarter.  The mortgage company is taking steps to recalibrate its cost structure to better align with the reduction in loan demand in order to return the mortgage banking segment to profitability as quickly as possible.”

“We continue to be excited at the prospect of building the next great Virginia bank through the combination of Union and StellarOne Corporation, which will create the largest community banking institution headquartered in the Commonwealth of Virginia.  The combination of two of Virginia’s largest community banks provides Union with the growth opportunities, asset base and synergies to continue to deliver a best in class customer experience, offer superior financial services and solutions, provide a rewarding experience for our teammates and generate top-tier financial performance for our shareholders.  We have made significant progress in our merger integration planning efforts and recently received regulatory approval from the Federal Reserve Bank of Richmond and from the Virginia State Corporation Commission to move forward with the acquisition. We also finalized the decision to consolidate 13 overlapping branches as a result of the merger.  The acquisition remains on track to close on or around January 1, 2014, subject to customary closing conditions, including shareholder approvals.”

Select highlights:

•	The Company’s community banking segment reported operating net income(1) of $9.7 million (or $0.39 per share), an increase of $885,000 (or $0.05 per share) from the same quarter in the prior year and a decrease of $436,000 (or $0.02 per share) from the prior quarter.

•	The Company’s mortgage segment reported a net loss of $1.2 million (or $0.05 per share), a decrease of $2.1 million (or $0.08 per share) and $1.5 million (or $0.06 per share) from the same quarter in the prior year and the prior quarter, respectively.
•	Operating Return on Average Equity(1) (“ROE”) decreased to 7.74% for the quarter ended September 30, 2013 compared to operating ROE(1) of 8.70% and 9.58% for the same quarter of the prior year and the second quarter of 2013, respectively. Including current quarter acquisition-related costs, ROE was 7.31%. The operating ROE(1) of the community bank segment was 9.08% compared to the prior quarter of 9.52% and 8.06% at September 30, 2012.
•	Operating Return on Average Assets(1) (“ROA”) decreased to 0.83% for the quarter ended September 30, 2013 compared to operating ROA(1) of 0.96% and 1.03% for the same quarter of the prior year and the second quarter of 2013, respectively. Including current quarter acquisition-related costs, ROA was 0.78%. The operating ROA(1) of the community bank segment was 0.95% compared to the prior quarter of 1.01% and 0.87% at September 30, 2012.
•	Operating efficiency ratio(1) of 69.56% increased 283 basis points when compared to the prior quarter and increased 344 basis points when compared to the same quarter of the prior year. The operating efficiency ratio(1) of the community bank segment improved to 63.84%, compared to the prior quarter of 64.09% and 65.52% at September 30, 2012.
•	Loan demand continued to improve with an increase in average loans outstanding of $123.5 million, or 4.3%, since September 30, 2012. Average loan balances increased $21.9 million, or 2.9% on an annualized basis, from the prior quarter.
•	During the quarter, the Company added almost 1,000 net new core household accounts consistent with growth in the prior quarter and the 4.4% annualized growth rate in 2012. Deposit balances increased $25.1 million, or 0.8%, from September 30, 2012 while deposit balances declined $72.8 million since year end primarily due to net run-off in higher cost time deposits.
•	Credit quality metrics continued to improve as nonperforming assets (“NPAs”) and the ratio of NPAs compared to total loans declined from the same quarter last year and prior quarter.

(1)For a reconciliation of the non-GAAP measures operating earnings, ROA, ROE, EPS, and efficiency ratio, see “Alternative Performance Measures (non-GAAP)” section of the Key Financial Results.

NET INTEREST INCOME

	For the Three Months Ended
	Dollars in thousands
	09/30/13	06/30/13	Change		09/30/12	Change

Average interest-earning assets	$3,703,449	$3,713,392	$(9,943)		$3,671,398	$32,051
Interest income (FTE)	$44,157	$43,981	$176		$46,555	$(2,398)
Yield on interest-earning assets	4.73%	4.75%	(2	)bps	5.04%	(31	)bps
Average interest-bearing liabilities	$2,892,957	$2,907,523	$(14,566)		$2,925,322	$(32,365)
Interest expense	$4,983	$5,283	$(300)		$6,741	$(1,758)
Cost of interest-bearing liabilities	0.68%	0.73%	(5	)bps	0.92%	(24	)bps
Cost of funds	0.53%	0.57%	(4	)bps	0.73%	(20	)bps
Net Interest Income (FTE)	$39,174	$38,698	$476		$39,814	$(640)
Net Interest Margin (FTE)	4.20%	4.18%	2	bps	4.31%	(11	)bps
Core Net Interest Margin (FTE) (1)	4.16%	4.14%	2	bps	4.23%	(7	)bps

(1) Core net interest margin (FTE) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

On a linked quarter basis, tax-equivalent net interest income was $39.2 million, an increase of $476,000, or 1.2%, from the second quarter of 2013. The third quarter tax-equivalent net interest margin increased by 2 basis points to 4.20% from 4.18% in the previous quarter. The increase in net interest margin was principally attributable to the reduction in the cost of funds (4 bps) outpacing the decline in earning asset yields (2 bps). The increase in net interest income was driven by higher average loan balances, the decline in the cost of funds and the higher daycount in the current quarter. Loan yields continued to be negatively affected by the low rate environment as new and renewed loans were originated and repriced at lower rates. Yields on investment securities were largely unchanged for the quarter, as prepayment speeds in taxable securities slowed and a shift in mix from taxable securities to higher yielding tax-exempt securities continued. The cost of interest-bearing liabilities declined during the quarter largely driven by lower time deposit account balances.

For the three months ended September 30, 2013, tax-equivalent net interest income decreased $640,000, or 1.6%, when compared to the same period last year. The tax-equivalent net interest margin decreased by 11 basis points to 4.20% from 4.31% in the prior year. The decline in net interest margin was principally due to the continued decline in accretion on the acquired net earning assets (4 bps) and declines in earning asset yields exceeding the reduction in interest-bearing liabilities rates paid (7 bps). Lower earning asset interest income was principally due to lower yields on loans as new and renewed loans were originated and repriced at lower rates, faster prepayments on mortgage-backed securities, and cash flows from securities investments reinvested at lower yields. The decline in the cost of interest-bearing liabilities from the prior year’s third quarter was driven by a shift in mix from time deposits to demand deposits, reductions in deposit rates and lower wholesale borrowing costs.

The Company continues to believe that net interest margin will decline modestly over the next several quarters as decreases in earning asset yields are projected to outpace declines in interest-bearing liabilities rates.

	Year-over-year results
	For the Nine Months Ended
	Dollars in thousands
	09/30/13	09/30/12	Change

Average interest-earning assets	$3,717,470	$3,622,057	$95,413
Interest income (FTE)	$132,680	$139,814	$(7,134)
Yield on interest-earning assets	4.77%	5.16%	(39	)bps
Average interest-bearing liabilities	$2,918,682	$2,915,082	$3,600
Interest expense	$15,798	$21,485	$(5,687)
Cost of interest-bearing liabilities	0.72%	0.99%	(27	)bps
Cost of funds	0.57%	0.80%	(23	)bps
Net Interest Income (FTE)	$116,882	$118,329	$(1,447)
Net Interest Margin (FTE)	4.20%	4.36%	(16	)bps
Core Net Interest Margin (FTE) (1)	4.16%	4.25%	(9	)bps

(1) Core net interest margin (FTE) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

For the nine months ended September 30, 2013, tax-equivalent net interest income was $116.9 million, a decrease of $1.4 million, or 1.2%, when compared to the same period last year. The tax-equivalent net interest margin decreased by 16 basis points to 4.20% from 4.36% in the prior year. The decline in the net interest margin was principally due to the continued decline in accretion on the acquired net earning assets (7 bps) and a decline in the yield on interest-earning assets that outpaced the reduction in the cost of interest-bearing liabilities (9 bps). Lower interest-earning asset income was principally due to lower yields on loans as new loans and renewed loans were originated and repriced at lower rates and declining investment securities yields driven by faster prepayments on mortgage-backed securities and cash flows from securities investments reinvested at lower yields.

The Company’s fully taxable equivalent net interest margin includes the impact of acquisition accounting fair value adjustments. The 2013 and remaining estimated discount/premium and net accretion impact are reflected in the following table (dollars in thousands):

	Loan Accretion	Certificates of Deposit	Borrowings	Total

For the quarter ended September 30, 2013	$471	$2	$(122)	$351
For the remaining three months of 2013	461	1	(123)	339
For the years ending:
2014	1,459	4	(489)	974
2015	1,002	-	(489)	513
2016	557	-	(163)	394
2017	172	-	-	172
2018	19	-	-	19
Thereafter	110	-	-	110

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the third quarter, the Company continued to reduce the levels of impaired loans, troubled debt restructurings, and nonperforming assets, which were at their lowest levels since the fourth quarter of 2009. Additionally, total past due loans remained stable from the prior quarter and declined from the same quarter last year. Net charge-offs, the related ratio of net charge-offs to total loans, and the loan loss provision also decreased from the same quarter of the previous year but increased from the prior quarter; the increase in charge-offs was related to the charge-off of loans specifically reserved for in prior periods, while the increase in provision was due to the impact of the increased charge-offs on the historical loss factor. The allowance to nonperforming loans coverage ratio was at the highest level since the fourth quarter of 2008. The magnitude of any change in the real estate market and its impact on the Company is still largely dependent upon continued recovery of residential housing and commercial real estate and the pace at which the local economies in the Company’s operating markets improve.

Nonperforming Assets (“NPAs”)

At September 30, 2013, nonperforming assets totaled $55.7 million, a decline of $10.9 million, or 16.4%, from a year ago and a decrease of $6.5 million, or 10.5%, from the second quarter. In addition, NPAs as a percentage of total outstanding loans declined 44 basis points from 2.29% a year earlier and decreased 22 basis points from 2.07% last quarter to 1.85% in the current quarter.

Nonperforming assets at September 30, 2013 included $19.9 million in nonaccrual loans (excluding purchased impaired loans), a net decrease of $12.3 million, or 38.2%, from September 30, 2012 and a net decrease of $7.1 million, or 26.3%, from the prior quarter. The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Beginning Balance	$27,022	$23,033	$26,206	$32,159	$39,171
Net customer payments	(5,574)	(3,196)	(1,715)	(1,898)	(5,774)
Additions	3,020	7,934	2,694	2,306	2,586
Charge-offs	(1,669)	(476)	(2,262)	(3,388)	(3,012)
Loans returning to accruing status	(1,068)	-	(632)	(840)	(812)
Transfers to OREO	(1,790)	(273)	(1,258)	(2,133)	-
Ending Balance	$19,941	$27,022	$23,033	$26,206	$32,159

The following table presents the composition of nonaccrual loans (excluding purchased impaired loans) and the coverage ratio, which is the allowance for loan losses expressed as a percentage of nonaccrual loans, at the quarter ended (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Raw Land and Lots	$3,087	$4,573	$6,353	$8,760	$10,995
Commercial Construction	1,167	5,103	4,547	5,781	7,846
Commercial Real Estate	3,962	2,716	2,988	3,018	2,752
Single Family Investment Real Estate	2,076	2,859	2,117	3,420	4,081
Commercial and Industrial	6,675	7,291	2,261	2,036	2,678
Other Commercial	472	471	190	193	195
Consumer	2,502	4,009	4,577	2,998	3,612
Total	$19,941	$27,022	$23,033	$26,206	$32,159

Coverage Ratio	169.89%	127.06%	149.42%	133.24%	124.05%

Nonperforming assets at September 30, 2013 also included $35.7 million in OREO, an increase of $1.3 million, or 3.8%, from the prior year and up $556,000, or 1.6%, from the prior quarter. The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Beginning Balance	$35,153	$35,878	$32,834	$34,440	$35,802
Additions	2,841	1,768	3,607	2,866	929
Capitalized Improvements	266	164	30	22	16
Valuation Adjustments	(491)	-	-	(301)	-
Proceeds from sales	(1,773)	(2,436)	(877)	(4,004)	(2,071)
Gains (losses) from sales	(287)	(221)	284	(189)	(236)
Ending Balance	$35,709	$35,153	$35,878	$32,834	$34,440

The additions to OREO were principally related to residential real estate; sales from OREO were principally related to residential real estate and lots.

The following table presents the composition of the OREO portfolio at the quarter ended (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Land	$10,310	$10,310	$9,861	$8,657	$6,953
Land Development	10,901	10,894	11,023	10,886	11,034
Residential Real Estate	7,995	7,274	7,467	7,939	9,729
Commercial Real Estate	6,370	6,542	6,749	5,352	5,640
Former Bank Premises (1)	133	133	778	-	1,084
Total	$35,709	$35,153	$35,878	$32,834	$34,440

(1) Includes closed branch property and land previously held for branch sites.

Included in land development is $9.4 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course, and undeveloped land. Foreclosed properties were adjusted to their fair values at the time of each foreclosure and any losses were taken as loan charge-offs against the allowance for loan losses at that time. OREO asset balances are evaluated at least quarterly by the Bank’s Special Asset Loan Committee and any necessary write downs to fair values are recorded as impairment.

Past Due Loans

At September 30, 2013, total accruing past due loans were $30.5 million, or 1.02% of total loans, a decrease from $39.0 million, or 1.34% of total loans, a year ago and a slight increase from $29.7 million, or 0.99% of total loans, at June 30, 2013.

Charge-offs

For the quarter ended September 30, 2013, net charge-offs of loans were $2.3 million, or 0.30% on an annualized basis, compared to $3.5 million, or 0.48%, for the same quarter last year and $1.1 million, or 0.14%, for the second quarter of 2013. The increase in charge-offs from the prior quarter related to loans that were previously considered impaired and specifically reserved for in prior periods. Of the $2.3 million in net charge-offs in the current quarter, $1.8 million, or 78%, related to impaired loans specifically reserved for in the prior period. Net charge-offs in the current quarter included commercial loans of $1.7 million.

Provision

The provision for loan losses for the current quarter was $1.8 million, a decrease of $600,000 from the same quarter a year ago and an increase of $800,000 from the previous quarter. The increase in provision for loan losses in the current quarter compared to the prior quarter is driven by the impact of the increased charge-offs on the historical loss factor. The provision to loans ratio for the quarter ended September 30, 2013 was 0.24% on an annualized basis compared to 0.33% for the same quarter a year ago and to 0.13% last quarter.

Allowance for Loan Losses

The allowance for loan losses (“ALL”) as a percentage of the total loan portfolio, adjusted for acquired loans (non-GAAP), was 1.30% at September 30, 2013, a decrease from 1.66% at September 30, 2012 and 1.33% from the prior quarter. In acquisition accounting, there is no carryover of previously established allowance for loan losses. The allowance for loan losses as a percentage of the total loan portfolio was 1.13% at September 30, 2013, 1.37% at September 30, 2012, and 1.14% at June 30, 2013. The decrease in the allowance and related ratios was primarily attributable to the charge-off of impaired loans specifically reserved for in prior periods and improving credit quality metrics.

Impaired loans have declined from $177.9 million at September 30, 2012 and from $133.8 million at June 30, 2013 to $119.2 million at September 30, 2013. The nonaccrual loan coverage ratio was at the highest level since the last quarter of 2008 at 169.9% at September 30, 2013, an increase from 124.1% from the same quarter last year and 127.1% at June 30, 2013. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

Troubled Debt Restructurings (“TDRs”)

The total recorded investment in TDRs as of September 30, 2013 was $47.9 million, a decline of $15.9 million, or 24.9%, from $63.8 million at September 30, 2012 and a decrease of $5.1 million, or 9.7%, from $53.0 million at June 30, 2013. Of the $47.9 million of TDRs at September 30, 2013, $39.3 million, or 82.0%, were considered performing while the remaining $8.6 million were considered nonperforming. The decline in the TDR balance from the prior quarter is attributable to $3.0 million in net payments, $1.6 million in transfers to OREO, and $777,000 in charge-offs, partially offset by additions of $306,000.

The following table shows the Company’s performing and nonperforming TDRs by modification type for the quarter ended (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Performing
Modified to interest only, at a market rate	$1,995	$1,883	$2,071	$1,877	$1,437
Term modification, at a market rate	28,243	27,829	30,380	38,974	39,195
Term modification, below market rate	6,659	7,724	7,803	8,227	8,911
Interest rate modification, below market rate	2,390	2,390	2,390	2,390	2,390
Total performing	$39,287	$39,826	$42,644	$51,468	$51,933

Nonperforming
Modified to interest only, at a market rate	$729	$1,191	$1,275	$672	$920
Term modification, at a market rate	3,395	4,225	2,940	3,653	3,288
Term modification, below market rate	4,489	7,794	7,797	7,666	7,672
Total nonperforming	$8,613	$13,210	$12,012	$11,991	$11,880

Total performing & nonperforming	$47,900	$53,036	$54,656	$63,459	$63,813

NONINTEREST INCOME

	For the Three Months Ended
	Dollars in thousands
	09/30/13	06/30/13	$	%	09/30/12	$	%
Noninterest income:
Service charges on deposit accounts	$2,474	$2,346	$128	5.5%	$2,222	$252	11.3%
Other service charges, commissions and fees	3,185	3,222	(37)	-1.1%	2,768	417	15.1%
Gains (losses) on securities transactions, net	5	53	(48)	NM	(1)	6	NM
Gains on sales of mortgage loans, net of commissions	2,061	4,668	(2,607)	-55.8%	4,755	(2,694)	-56.7%
Losses on bank premises, net	(7)	(34)	27	NM	(309)	302	NM
Other operating income	1,498	1,044	454	43.5%	1,067	431	40.4%
Total noninterest income	$9,216	$11,299	$(2,083)	-18.4%	$10,502	$(1,286)	-12.2%

Mortgage segment operations	$(2,062)	$(4,668)	$2,606	-55.8%	$(4,756)	$2,694	-56.6%
Intercompany eliminations	168	167	1	0.6%	117	51	43.6%
Community Bank segment	$7,322	$6,798	$524	7.7%	$5,863	$1,459	24.9%

NM - Not Meaningful

On a linked quarter basis, noninterest income decreased $2.1 million, or 18.4%, to $9.2 million from $11.3 million in the second quarter. Excluding mortgage segment operations, noninterest income increased $524,000, or 7.7%. Service charges on deposit accounts increased $128,000 primarily related to higher overdraft and returned check fees. Other operating income increased $454,000, or 43.5%, related to income that was previously deferred and earned in the current quarter, a credit card service performance rebate, and receipt of insurance policy proceeds. Gains on sales of mortgage loans, net of commissions, decreased $2.6 million, or 55.8%, as rising mortgage interest rates led to declines in mortgage loan originations, which decreased by $79.3 million, or 26.6%, in the current quarter to $218.9 million from $298.2 million in the second quarter. Of the loan originations in the current quarter, 28.6% were refinances, which was down from 38.4% in the second quarter. Included in the current quarter gain on sale of mortgage loans was an increase of $246,000 in the indemnification reserve related to mortgage loans previously sold.

For the quarter ended September 30, 2013, noninterest income decreased $1.3 million, or 12.2%, to $9.2 million from $10.5 million in the prior year’s third quarter. Excluding mortgage segment operations, noninterest income increased $1.5 million, or 24.9%, from the same period a year ago. Service charges on deposit accounts increased $252,000 primarily related to higher overdraft and returned check fees as well as service charges on savings accounts. Other service charges, commissions and fees increased $417,000 primarily due to higher net interchange fee income and fees on letters of credit. Losses on bank premises declined $302,000 due to the write down of a former branch location in the prior year. Other operating income increased $431,000, or 40.4%, related to income that was previously deferred and earned in the current quarter, a credit card service performance rebate, and receipt of insurance policy proceeds. Gains on sales of mortgage loans, net of commissions, decreased $2.7 million, or 56.7%, primarily due to lower loan origination volume and gain on sale margin compression due to rising mortgage interest rates. Mortgage loan originations decreased by $104.2 million, or 32.3%, in the current quarter to $218.9 million from $323.1 million in the third quarter of 2012. Included in the current quarter gain on sale of mortgage loans was an increase of $246,000 in the indemnification reserve related to mortgage loans previously sold.

	For the Nine Months Ended
	Dollars in thousands
	09/30/13	09/30/12	$	%
Noninterest income:
Service charges on deposit accounts	$7,093	$6,643	$450	6.8%
Other service charges, commissions and fees	9,214	8,115	1,099	13.5%
Gains on securities transactions	47	4	43	NM
Gains on sales of mortgage loans, net of commissions	10,581	11,352	(771)	-6.8%
(Losses) gains on bank premises	(337)	34	(371)	NM
Other operating income	3,751	3,084	667	21.6%
Total noninterest income	$30,349	$29,232	$1,117	3.8%

Mortgage segment operations	$(10,586)	$(11,356)	$770	-6.8%
Intercompany eliminations	503	352	151	42.9%
Community Bank segment	$20,266	$18,228	$2,038	11.2%

NM - Not Meaningful

For the nine months ending September 30, 2013, noninterest income increased $1.1 million, or 3.8%, to $30.3 million, from $29.2 million a year ago. Excluding mortgage segment operations, noninterest income increased $2.0 million, or 11.2%, from the same period a year ago. Service charges on deposit accounts increased $450,000 primarily related to higher overdraft and returned check fees as well as service charges on savings accounts. Other account service charges and fees increased $1.1 million due to higher net interchange fee income, revenue on retail investment products, and fees on letters of credit. Other operating income increased $667,000 primarily related to increased income on bank owned life insurance and insurance related revenues. Conversely, gains on bank premises decreased $371,000 as the Company recorded a loss in the current year on the closure of bank premises coupled with gains in the prior year related to sale of bank premises. Gains on sales of mortgage loans, net of commissions, decreased $771,000 driven by lower gain on sale margins in 2013, partly due to reductions resulting from valuation reserves of $363,000 related to aged mortgage loans held-for-sale as well as an increase of $277,000 in the indemnification reserve related to mortgage loans previously sold.

NONINTEREST EXPENSE

	For the Three Months Ended
	Dollars in thousands
	09/30/13	06/30/13	$	%	09/30/12	$	%
Noninterest expense:
Salaries and benefits	$17,416	$17,912	$(496)	-2.8%	$17,116	$300	1.8%
Occupancy expenses	2,820	2,764	56	2.0%	3,262	(442)	-13.5%
Furniture and equipment expenses	1,665	1,741	(76)	-4.4%	1,809	(144)	-8.0%
OREO and credit-related expenses (1)	1,601	984	617	62.7%	1,035	566	54.7%
Acquisition-related expenses	473	919	(446)	NM	-	473	NM
Other operating expenses	10,157	9,963	194	1.9%	10,046	111	1.1%
Total noninterest expense	$34,132	$34,283	$(151)	-0.4%	$33,268	$864	2.6%

Mortgage segment operations	$(4,396)	$(4,657)	$261	-5.6%	$(3,676)	$(720)	19.6%
Intercompany eliminations	168	167	1	0.6%	117	51	43.6%
Community Bank segment	$29,904	$29,793	$111	0.4%	$29,709	$195	0.7%

NM - Not Meaningful

(1) OREO related costs include foreclosure related expenses, gains/losses on the sale of OREO, valuation reserves, and asset resolution related legal expenses.

On a linked quarter basis, noninterest expense decreased $151,000, or 0.4%, to $34.1 million from $34.3 million when compared to the second quarter. Excluding mortgage segment operations and acquisition-related costs, noninterest expense increased $557,000, or 1.9%, compared to the second quarter. OREO and credit-related costs increased $617,000 from the prior quarter due to valuation adjustments of $491,000, higher losses on the sales of OREO of $66,000, and increased credit-related legal fees of $108,000 in the current quarter. Salary-related expenses declined $496,000 primarily related to reduced levels of incentive compensation and seasonal payroll taxes in the current quarter and severance expense recorded in the prior quarter related to the relocation of Union Mortgage Group, Inc.’s headquarters to Richmond.

For the quarter ended September 30, 2013, noninterest expense increased $864,000, or 2.6%, to $34.1 million from $33.3 million for the third quarter of 2012. Excluding mortgage segment operations and acquisition-related costs, noninterest expense declined $278,000, or 0.9%, compared to the third quarter of 2012. Salaries and benefits expenses increased $300,000 primarily related to the costs associated with strategic investments in mortgage segment personnel in 2012 and 2013. OREO and credit-related costs increased $566,000, as the Company recorded valuation adjustments of $491,000 and incurred higher losses on the sales of OREO of $50,000 in the current quarter compared to the same quarter in 2012. These increases were partially offset by declines in occupancy expenses of $442,000 and furniture and equipment expenses of $144,000, primarily due to branch closures in 2012.

	For the Nine Months Ended
	Dollars in thousands
	09/30/13	09/30/12	$	%
Noninterest expense:
Salaries and benefits	$53,294	$51,027	$2,267	4.4%
Occupancy expenses	8,439	9,001	(562)	-6.2%
Furniture and equipment expenses	5,250	5,440	(190)	-3.5%
OREO and credit-related expenses (1)	3,159	3,273	(114)	-3.5%
Acquisition-related expenses	1,393	-	1,393	NM
Other operating expenses	30,380	30,402	(22)	-0.1%
Total noninterest expense	$101,915	$99,143	$2,772	2.8%

Mortgage segment operations	$(13,176)	$(9,715)	$(3,461)	35.6%
Intercompany eliminations	503	352	151	42.9%
Community Bank segment	$89,242	$89,780	$(538)	-0.6%

NM - Not Meaningful
(1) OREO related costs include foreclosure related expenses, gains/losses on the sale of OREO, valuation reserves, and asset resolution related legal expenses.

For the nine months ending September 30, 2013, noninterest expense increased $2.8 million, or 2.8%, to $101.9 million, from $99.1 million a year ago. Excluding mortgage segment operations and acquisition-related costs of $1.4 million incurred in 2013, noninterest expense declined $1.9 million, or 2.2%, compared to the same period in 2012. Salaries and benefits expense increased $2.3 million due to costs associated with strategic investments in mortgage segment personnel in 2012 and 2013, severance expense recorded in the current year related to the relocation of Union Mortgage Group, Inc.’s headquarters to Richmond, group insurance cost increases, and management incentive payments related to higher earnings. Occupancy expenses decreased $562,000 and furniture and equipment expenses declined $190,000, primarily due to branch closures in 2012.

BALANCE SHEET

At September 30, 2013, total assets were $4.0 billion, a decrease of $9.4 million from June 30, 2013, and an increase of $18.9 million from September 30, 2012. Total cash and cash equivalents were $75.1 million at September 30, 2013, an increase of $12.7 million from the same period last year, and an increase of $3.5 million from June 30, 2013. Investment in securities declined $32.7 million, or 5.2%, from $622.1 million at September 30, 2012 to $589.4 million at September 30, 2013, and increased $7.1 million from June 30, 2013. Mortgage loans held for sale were $58.2 million, a decrease of $83.8 million from September 30, 2012, and a decline of $51.2 million from June 30, 2013.

At September 30, 2013, loans (net of unearned income) were $3.0 billion, an increase of $93.7 million, or 3.2%, from September 30, 2012, and an increase of $1.4 million from June 30, 2013. Average loans outstanding increased $123.5 million, or 4.3%, since September 30, 2012 and $21.9 million, or 2.9% on an annualized basis, from the prior quarter.

As of September 30, 2013, total deposits were $3.2 billion, an increase of $25.1 million, or 0.8%, when compared to September 30, 2012, and a decrease of $41.0 million, or 1.3%, from June 30, 2013. Year over year deposit growth was driven by increases in low cost deposit levels, which grew $92.9 million, while the drop in linked quarter deposits was driven by lower time deposit balances of $54.1 million, partially offset by an increase in low cost deposits of $28.9 million.

Net short term borrowings declined as a result of lower mortgage loans held for sale funding requirements during the quarter. During the third quarter of 2012, the Company modified its fixed rate convertible Federal Home Loan Bank of Atlanta (“FHLB”) advances to floating rate advances, which resulted in reducing the Company’s FHLB borrowing costs. In connection with this modification, the Company incurred a prepayment penalty of $19.6 million which is being amortized, as a component of interest expense on borrowing, over the life of the advances. The prepayment amount is reported as a component of long-term borrowings in the Company’s consolidated balance sheet.

The Company’s capital ratios continued to be considered “well capitalized” for regulatory purposes. The Company’s ratio of total capital to risk-weighted assets was 14.40% and 15.00% on September 30, 2013 and 2012, respectively. The Company’s ratio of Tier 1 capital to risk-weighted assets was 13.13% and 13.44% at September 30, 2013 and 2012, respectively. The Company’s common equity to asset ratios at September 30, 2013 and 2012 were 10.72% and 11.00%, respectively, while its tangible common equity to tangible assets ratio was 9.09% and 9.27% at September 30, 2013 and 2012. During the first quarter, the Company entered into an agreement to purchase 500,000 shares of its common stock from Markel Corporation, the Company’s largest shareholder, for an aggregate purchase price of $9,500,000, or $19.00 per share. The repurchase was funded with cash on hand and the shares were retired. During the third quarter, the Company did not repurchase any shares. The Company is authorized to repurchase an additional 250,000 shares under its current repurchase program authorization, which expires December 31, 2013. Also, the Company paid a dividend of $0.14 per share during the current quarter, an increase of $0.01 from the prior quarter and an increase of $0.04 per share from the same quarter a year ago.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment’s net loss of $1.2 million for the third quarter represents a decrease of $1.5 million from net income of $294,000 in the second quarter.  Beginning in May 2013, rising mortgage interest rates have negatively affected mortgage loan origination volumes and gain on sale margins resulting in lower net gains on sales revenue. During the quarter, the mortgage segment experienced a decline in mortgage originations of $79.3 million, or 26.6%, from $298.2 million in the second quarter to $218.9 million. Refinanced volume decreased $51.9 million, or 45.3%, from $114.5 million, which represented 38.4% of total originations, in the prior quarter to $62.6 million, which represented 28.6% of total originations. As a result, gains on sales of mortgage loans sold, net of commission expenses, decreased $2.6 million, or 55.8%, to $2.1 million from $4.7 million in the second quarter. Included in the current quarter gain on sale of mortgage loans was a reduction resulting from a $246,000 increase in the indemnification reserve related to mortgage loans previously sold. Salaries and benefits expenses declined $522,000, primarily related to severance expenses incurred in the second quarter and lower current quarter salaries and overtime expenses due to management actions taken as a result of lower loan origination levels.

For the three months ended September 30, 2013, the net loss of $1.2 million for the mortgage segment declined by $2.1 million from net income of $859,000 in the same period last year. Mortgage loan originations decreased by $104.2 million, or 32.3%, to $218.9 million from $323.1 million in the prior year driven by higher mortgage interest rates and lower refinanced loan demand. Refinanced volume decreased $123.5 million, or 66.4%, from $186.1 million, which represented 57.6% of total originations, in the third quarter of 2012 to $62.6 million, which represented 28.6% of total originations. During the current quarter, the Company recorded gains on the sale of mortgage loans, net of commission expenses, of $2.1 million, which were $2.7 million, or 56.7%, lower than the same period last year primarily due to lower loan origination volumes and gain on sale margin compression driven by the rise in mortgage loan interest rates in the current quarter. Included in the current quarter gain on sale of mortgage loans was a reduction resulting from a $246,000 increase in the indemnification reserve related to mortgage loans previously sold. Expenses increased $720,000, or 19.6%, over the same quarter last year primarily related to increases in contract labor of $245,000, loan-related expenses of $174,000, and legal and other professional fees of $110,000.

For the nine months ended September 30, 2013, the mortgage segment incurred a net loss of $761,000, a decline of $2.3 million from net income of $1.6 million during the same period last year. Mortgage loan originations increased by $20.8 million, or 2.7%, to $785.2 million from $764.4 million during the same period last year due to the full year impact of the additional mortgage loan officers added in the first half of 2012.   Gains on sales of mortgage loans, net of commission expenses, decreased $771,000, or 6.8%, driven by lower gain on sale margins in 2013, partly due to reductions resulting from valuation reserves of $363,000 related to aged mortgage loans held-for-sale as well as an increase of $277,000 in the indemnification reserve related to mortgage loans previously sold. Expenses increased by $3.5 million, or 35.6%, over the same period last year primarily due to increases in salary and benefit expenses of $2.3 million related to the costs associated with the addition of mortgage loan originators and support personnel in 2012, investments made in the current year to enhance the mortgage segment’s operating capabilities, and severance payments made in the second quarter related to the relocation of Union Mortgage Group, Inc.’s headquarters to Richmond. In addition, expenses increased due to higher mortgage branch rent expenses of $226,000, loan-related expenses of $356,000, and legal and other professional fees of $206,000.

While management is taking steps to recalibrate the mortgage segment’s cost structure to align with declining mortgage origination levels, in the near term, the return to profitability in the mortgage segment is dependent on increased mortgage production volumes and/or higher gain on sale margins from third quarter levels.

* * * * * * *

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 90 branches and more than 150 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information on the Company is available at http://investors.bankatunion.com

MERGER WITH STELLARONE CORPORATION

In connection with the proposed merger of Union and StellarOne Corporation (“StellarOne”), Union has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that includes a joint proxy statement/prospectus. The Form S-4 was declared effective by the SEC on October 22, 2013, and the definitive joint proxy statement/prospectus is expected to be first mailed to shareholders of Union and StellarOne on or about October 25, 2013. In addition, each of Union and StellarOne may file other relevant documents concerning the proposed merger with the SEC.

Investors and stockholders of both companies are urged to read the registration statement on Form S-4 and the definitive joint proxy statement/prospectus and any other relevant documents to be filed with the SEC in connection with the proposed merger because they will contain important information about Union, StellarOne and the proposed transaction. Investors and stockholders may obtain free copies of these documents through the website maintained by the SEC at www.sec.gov. Free copies of the definitive joint proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Union First Market Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, Attention: Investor Relations (telephone: (804) 633-5031), or StellarOne Corporation, 590 Peter Jefferson Pkwy, Suite 250, Charlottesville, Virginia 22911, Attention: Investor Relations (telephone: (434) 964-2217), or by accessing Union’s website at www.bankatunion.com under “Investor Relations” or StellarOne’s website at www.stellarone.com under “Investor Relations.” The information on Union’s and StellarOne’s websites is not, and shall not be deemed to be, a part of this release or incorporated into other filings either company makes with the SEC.

Union and StellarOne and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Union and/or StellarOne in connection with the merger. Information about the directors and executive officers of Union is set forth in the proxy statement for Union’s 2013 annual meeting of stockholders filed with the SEC on March 13, 2013. Information about the directors and executive officers of StellarOne is set forth in the proxy statement for StellarOne’s 2013 annual meeting of stockholders filed with the SEC on April 9, 2013. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the definitive joint proxy statement/prospectus regarding the merger.

FORWARD-LOOKING STATEMENTS

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Union intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Union’s abilities to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material effect on the operations and future prospects of each of Union and StellarOne and the resulting company, include but are not limited to: (1) the businesses of Union and/or StellarOne may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the ability to obtain required regulatory and stockholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines, and (7) other risk factors detailed from time to time in filings made by Union or StellarOne with the SEC. Union undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Nine Months Ended
	09/30/13	06/30/13	09/30/12	09/30/13	09/30/12
Results of Operations
Interest and dividend income	$42,841	$42,686	$45,503	$128,812	$136,681
Interest expense	4,983	5,283	6,741	15,798	21,485
Net interest income	37,858	37,403	38,762	113,014	115,196
Provision for loan losses	1,800	1,000	2,400	4,850	8,900
Net interest income after provision for loan losses	36,058	36,403	36,362	108,164	106,296
Noninterest income	9,216	11,299	10,502	30,349	29,232
Noninterest expenses	34,132	34,283	33,268	101,915	99,143
Income before income taxes	11,142	13,419	13,596	36,598	36,385
Income tax expense	3,196	3,956	3,970	10,206	10,416
Net income	$7,946	$9,463	$9,626	$26,392	$25,969

Interest earned on loans (FTE)	$39,083	$38,876	$40,912	$117,371	$121,974
Interest earned on securities (FTE)	5,071	5,099	5,638	15,294	17,781
Interest earned on earning assets (FTE)	44,157	43,981	46,555	132,680	139,814
Net interest income (FTE)	39,174	38,698	39,814	116,882	118,329
Interest expense on certificates of deposit	2,556	2,863	3,711	8,478	11,590
Interest expense on interest-bearing deposits	3,371	3,701	4,726	11,033	15,084
Core deposit intangible amortization	921	921	1,212	2,878	3,748

Net income - community bank segment	$9,181	$9,169	$8,767	$27,153	$24,406
Net income - mortgage segment	(1,235)	294	859	(761)	1,563

Key Ratios
Return on average assets (ROA)	0.78%	0.94%	0.96%	0.87%	0.88%
Return on average equity (ROE)	7.31%	8.73%	8.70%	8.12%	8.03%
Return on average tangible common equity (ROTCE)	8.79%	10.51%	10.55%	9.78%	9.81%
Efficiency ratio (FTE)	70.54%	68.57%	66.12%	69.22%	67.19%
Efficiency ratio - community bank segment (FTE)	64.86%	66.13%	65.52%	65.74%	66.20%
Efficiency ratio - mortgage bank segment (FTE)	179.05%	91.11%	72.23%	109.91%	79.02%

Net interest margin (FTE)	4.20%	4.18%	4.31%	4.20%	4.36%
Net interest margin, core (FTE) (1)	4.16%	4.14%	4.23%	4.16%	4.25%
Yields on earning assets (FTE)	4.73%	4.75%	5.04%	4.77%	5.16%
Cost of interest-bearing liabilities (FTE)	0.68%	0.73%	0.92%	0.72%	0.99%
Cost of funds	0.53%	0.57%	0.73%	0.57%	0.80%
Noninterest expense less noninterest income / average assets	2.45%	2.28%	2.27%	2.37%	2.37%

Capital Ratios
Tier 1 risk-based capital ratio	13.13%	13.08%	13.44%	13.13%	13.44%
Total risk-based capital ratio	14.40%	14.37%	15.00%	14.40%	15.00%
Leverage ratio (Tier 1 capital to average assets)	10.62%	10.45%	10.53%	10.62%	10.53%
Common equity to total assets	10.72%	10.56%	11.00%	10.72%	11.00%
Tangible common equity to tangible assets	9.09%	8.92%	9.27%	9.09%	9.27%

	Three Months Ended			Nine Months Ended
	09/30/13	06/30/13	09/30/12	09/30/13	09/30/12

Per Share Data
Earnings per common share, basic	$0.32	$0.38	$0.37	$1.06	$1.00
Earnings per common share, diluted	0.32	0.38	0.37	1.06	1.00
Cash dividends paid per common share	0.14	0.13	0.10	0.40	0.25
Market value per share	23.37	20.59	15.56	23.37	15.56
Book value per common share	17.52	17.32	17.11	17.52	17.11
Tangible book value per common share	14.60	14.36	14.15	14.60	14.15
Price to earnings ratio, diluted	18.41	13.51	10.57	16.65	11.65
Price to book value per common share ratio	1.33	1.19	0.91	1.33	0.91
Price to tangible common share ratio	1.60	1.43	1.10	1.60	1.10
Weighted average common shares outstanding, basic	24,894,664	24,721,771	25,880,894	24,987,113	25,893,351
Weighted average common shares outstanding, diluted	24,962,976	24,802,231	25,907,909	25,031,492	25,920,897
Common shares outstanding at end of period	24,916,425	24,880,403	25,967,705	24,916,425	25,967,705

Financial Condition
Assets	$4,047,108	$4,056,557	$4,028,193	$4,047,108	$4,028,193
Loans, net of unearned income	3,002,246	3,000,855	2,908,510	3,002,246	2,908,510
Earning Assets	3,678,772	3,722,199	3,703,468	3,678,772	3,703,468
Goodwill	59,400	59,400	59,400	59,400	59,400
Core deposit intangibles, net	12,900	13,821	16,966	12,900	16,966
Deposits	3,224,925	3,265,963	3,199,779	3,224,925	3,199,779
Stockholders' equity	433,671	428,429	442,949	433,671	442,949
Tangible common equity	361,371	355,208	366,450	361,371	366,450

Averages
Assets	$4,037,930	$4,037,696	$3,994,830	$4,044,190	$3,947,279
Loans, net of unearned income	2,997,083	2,975,200	2,890,666	2,979,514	2,856,005
Loans held for sale	97,993	117,467	119,190	123,860	86,989
Securities	598,852	609,592	651,855	602,897	647,791
Earning assets	3,703,449	3,713,392	3,671,398	3,717,470	3,622,057
Deposits	3,240,983	3,265,128	3,192,238	3,263,356	3,186,656
Certificates of deposit	934,302	979,011	1,080,022	984,677	1,110,252
Interest-bearing deposits	2,567,160	2,608,408	2,604,760	2,609,841	2,624,664
Borrowings	325,797	299,115	320,562	308,841	290,418
Interest-bearing liabilities	2,892,957	2,907,523	2,925,322	2,918,682	2,915,082
Stockholders' equity	431,312	434,640	440,122	434,620	432,138
Tangible common equity	358,569	360,974	362,995	360,948	353,689

	Three Months Ended			Nine Months Ended
	09/30/13	06/30/13	09/30/12	09/30/13	09/30/12
Asset Quality
Allowance for Loan Losses (ALL)
Beginning balance	$34,333	$34,415	$40,985	$34,916	$39,470
Add: Recoveries	337	721	680	1,892	1,371
Less: Charge-offs	2,593	1,803	4,171	7,781	9,847
Add: Provision for loan losses	1,800	1,000	2,400	4,850	8,900
Ending balance	$33,877	$34,333	$39,894	$33,877	$39,894

ALL / total outstanding loans	1.13%	1.14%	1.37%	1.13%	1.37%
ALL / total outstanding loans, adjusted for acquired (2)	1.30%	1.33%	1.66%	1.30%	1.66%
Net charge-offs / total outstanding loans	0.30%	0.14%	0.48%	0.26%	0.39%
Provision / total outstanding loans	0.24%	0.13%	0.33%	0.22%	0.41%
Nonperforming Assets
Commercial	$17,439	$23,013	$28,547	$17,439	$28,547
Consumer	2,502	4,009	3,612	2,502	3,612
Nonaccrual loans	19,941	27,022	32,159	19,941	32,159

Other real estate owned	35,709	35,153	34,440	35,709	34,440
Total nonperforming assets (NPAs)	55,650	62,175	66,599	55,650	66,599

Commercial	3,107	1,353	1,931	3,107	1,931
Consumer	4,219	4,938	7,165	4,219	7,165
Loans ≥ 90 days and still accruing	7,326	6,291	9,096	7,326	9,096

Total nonperforming assets and loans ≥ 90 days	$62,976	$68,466	$75,695	$62,976	$75,695
NPAs / total outstanding loans	1.85%	2.07%	2.29%	1.85%	2.29%
NPAs / total assets	1.38%	1.53%	1.65%	1.38%	1.65%
ALL / nonperforming loans	169.89%	127.06%	124.05%	169.89%	124.05%
ALL / nonperforming assets	60.88%	55.22%	59.90%	60.88%	59.90%

Past Due Detail
Commercial	$4,287	$1,093	$382	$4,287	$382
Consumer	2,896	3,729	4,625	2,896	4,625
Loans 60-89 days past due	$7,183	$4,822	$5,007	$7,183	$5,007
Commercial	$5,575	$7,392	$15,421	$5,575	$15,421
Consumer	10,424	11,215	9,486	10,424	9,486
Loans 30-59 days past due	$15,999	$18,607	$24,907	$15,999	$24,907
Commercial	$3,031	$3,039	$5,431	$3,031	$5,431
Consumer	920	934	1,006	920	1,006
Purchased impaired	$3,951	$3,973	$6,437	$3,951	$6,437

Mortgage Origination Volume
Refinance Volume	$62,625	$114,502	$186,102	$318,375	$405,914
Construction Volume	33,522	34,425	19,211	94,135	44,064
Purchase Volume	122,741	149,257	117,764	372,723	314,428
Total Mortgage loan originations	$218,888	$298,184	$323,077	$785,233	$764,406
% of originations that are refinances	28.60%	38.40%	57.60%	40.50%	53.10%

Other Data
End of period full-time employees	1,015	1,044	1,054	1,015	1,054
Number of full-service branches	90	90	94	90	94
Number of full automatic transaction machines (ATMs)	154	155	158	154	158

	Three Months Ended			Nine Months Ended
	09/30/13	06/30/13	09/30/12	09/30/13	09/30/12
Alternative Performance Measures (non-GAAP)
Operating Earnings (non-GAAP) (3)
Net Income (GAAP)	$7,946	$9,463	$9,626	$26,392	$25,969
Plus: Merger and conversion related expense, after tax	471	919	-	1,391	-
Net operating earnings (loss) (non-GAAP)	$8,417	$10,382	$9,626	$27,783	$25,969

Operating earnings per share - Basic	$0.34	$0.42	$0.37	$1.11	$1.00
Operating earnings per share - Diluted	0.34	0.42	0.37	1.11	1.00

Operating ROA	0.83%	1.03%	0.96%	0.92%	0.88%
Operating ROE	7.74%	9.58%	8.70%	8.55%	8.03%
Operating ROTCE	9.31%	11.54%	10.55%	10.29%	9.81%

Community Bank Segment Operating Earnings (non-GAAP) (3)
Net Income (GAAP)	$9,181	$9,169	$8,767	$27,153	$24,406
Plus: Merger and conversion related expense, after tax	471	919	-	1,391	-
Net operating earnings (loss) (non-GAAP)	$9,652	$10,088	$8,767	$28,544	$24,406

Operating earnings per share - Basic	$0.39	$0.41	$0.34	$1.14	$0.94
Operating earnings per share - Diluted	0.39	0.41	0.34	1.14	0.94

Operating ROA	0.95%	1.01%	0.87%	0.95%	0.83%
Operating ROE	9.08%	9.52%	8.06%	8.98%	7.67%
Operating ROTCE	10.97%	11.51%	9.81%	10.86%	9.40%

Operating Efficiency Ratio FTE (non-GAAP) (3)
Net Interest Income (GAAP)	$37,858	$37,403	$38,762	$113,014	$115,196
FTE adjustment	1,316	1,295	1,052	3,868	3,133
Net Interest Income (FTE)	$39,174	38,698	39,814	116,882	118,329
Noninterest Income (GAAP)	9,216	11,299	10,502	30,349	29,232
Noninterest Expense (GAAP)	$34,132	$34,283	$33,268	$101,915	$99,143
Merger and conversion related expense	473	919	-	1,393	-
Noninterest Expense (Non-GAAP)	$33,659	$33,364	$33,268	$100,522	$99,143

Operating Efficiency Ratio FTE (non-GAAP)	69.56%	66.73%	66.12%	68.28%	67.19%

Community Bank Segment Operating Efficiency Ratio FTE (non-GAAP) (3)
Net Interest Income (GAAP)	$37,465	$36,960	$38,428	$111,612	$114,258
FTE adjustment	1,315	1,294	1,052	3,868	3,133
Net Interest Income (FTE)	$38,780	38,254	39,480	115,480	117,391
Noninterest Income (GAAP)	7,322	6,798	5,863	20,266	18,228
Noninterest Expense (GAAP)	$29,904	$29,793	$29,709	$89,242	$89,780
Merger and conversion related expense	473	919	-	1,393	-
Noninterest Expense (Non-GAAP)	$29,431	$28,874	$29,709	$87,849	$89,780

Operating Efficiency Ratio FTE (non-GAAP)	63.84%	64.09%	65.52%	64.72%	66.20%

Tangible Common Equity (4)
Ending equity	$433,671	$428,429	$442,949	$433,671	$442,949
Less: Ending trademark intangible	-	-	133	-	133
Less: Ending goodwill	59,400	59,400	59,400	59,400	59,400
Less: Ending core deposit intangibles	12,900	13,821	16,966	12,900	16,966
Ending tangible common equity	$361,371	$355,208	$366,450	$361,371	$366,450

Average equity	$431,312	$434,640	$440,122	$434,620	$432,138
Less: Average trademark intangible	-	-	181	2	281
Less: Average goodwill	59,400	59,400	59,400	59,400	59,400
Less: Average core deposit intangibles	13,343	14,266	17,546	14,270	18,768
Average tangible common equity	$358,569	$360,974	$362,995	$360,948	$353,689

	Three Months Ended			Nine Months Ended
	09/30/13	06/30/13	09/30/12	09/30/13	09/30/12
ALL to legacy loans (non-GAAP) (2)
Gross Loans	$3,002,246	$3,000,855	$2,908,510	$3,002,246	$2,908,510
Less: Acquired loans without additional credit deterioration	(395,095)	(424,402)	(505,362)	(395,095)	(505,362)
Gross Loans, adjusted for acquired	2,607,151	2,576,453	2,403,148	2,607,151	2,403,148
Allowance for loan losses	33,877	34,333	39,894	33,877	39,894
ALL / gross loans, adjusted for acquired	1.30%	1.33%	1.66%	1.30%	1.66%

(1) The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

(2) The allowance for loan losses, adjusted for acquired loans (non-GAAP) ratio includes the allowance for loan losses to the total loan portfolio less acquired loans without additional credit deterioration above the original credit mark. Loans with credit deterioration subsequent to being acquired have been provided for in accordance with the Company's ALL methodology. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. The Company believes the presentation of the allowance for loan losses, adjusted for acquired loans ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company. Therefore, acquired loans without additional credit deterioration above the original credit mark are adjusted out of the loan balance denominator.

(3) The Company has provided supplemental performance measures which the Company believes may be useful to investors as they exclude non-operating adjustments resulting from acquisition and allow investors to see the combined economic results of the organization. These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

(4) Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	September 30,	December 31,	September 30,
	2013	2012	2012
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$65,703	$71,426	$52,095
Interest-bearing deposits in other banks	9,224	11,320	10,081
Money market investments	1	1	1
Federal funds sold	154	155	157
Total cash and cash equivalents	75,082	82,902	62,334

Securities available for sale, at fair value	589,437	585,382	622,067
Restricted stock, at cost	19,531	20,687	20,687

Loans held for sale	58,179	167,698	141,965

Loans, net of unearned income	3,002,246	2,966,847	2,908,510
Less allowance for loan losses	33,877	34,916	39,894
Net loans	2,968,369	2,931,931	2,868,616

Bank premises and equipment, net	82,523	85,409	87,305
Other real estate owned, net of valuation allowance	35,709	32,834	34,440
Core deposit intangibles, net	12,900	15,778	16,966
Goodwill	59,400	59,400	59,400
Other assets	145,978	113,844	114,413
Total assets	$4,047,108	$4,095,865	$4,028,193

LIABILITIES
Noninterest-bearing demand deposits	697,199	645,901	604,274
Interest-bearing deposits:
NOW accounts	463,556	454,150	418,988
Money market accounts	924,910	957,130	898,625
Savings accounts	231,947	207,846	204,317
Time deposits of $100,000 and over	438,476	508,630	534,797
Other time deposits	468,837	524,110	538,778
Total interest-bearing deposits	2,527,726	2,651,866	2,595,505
Total deposits	3,224,925	3,297,767	3,199,779

Securities sold under agreements to repurchase	79,202	54,270	94,616
Other short-term borrowings	72,000	78,000	59,500
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	138,483	136,815	136,260
Other liabilities	38,517	32,840	34,779
Total liabilities	3,613,437	3,660,002	3,585,244

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 24,916,425 shares, 25,270,970 shares, and 25,967,705 shares, respectively.	32,930	33,510	34,433
Surplus	169,294	176,635	186,224
Retained earnings	232,024	215,634	209,308
Accumulated other comprehensive (loss) income	(577)	10,084	12,984
Total stockholders' equity	433,671	435,863	442,949

Total liabilities and stockholders' equity	$4,047,108	$4,095,865	$4,028,193

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$38,895	$40,836	$116,806	$121,743
Interest on Federal funds sold	-	1	1	1
Interest on deposits in other banks	3	4	14	58
Interest and dividends on securities:
Taxable	1,849	2,848	5,856	9,488
Nontaxable	2,094	1,814	6,135	5,391
Total interest and dividend income	42,841	45,503	128,812	136,681

Interest expense:
Interest on deposits	3,371	4,726	11,033	15,084
Interest on federal funds purchased	26	28	62	29
Interest on short-term borrowings	62	69	170	160
Interest on long-term borrowings	1,524	1,918	4,533	6,212
Total interest expense	4,983	6,741	15,798	21,485

Net interest income	37,858	38,762	113,014	115,196
Provision for loan losses	1,800	2,400	4,850	8,900
Net interest income after provision for loan losses	36,058	36,362	108,164	106,296

Noninterest income:
Service charges on deposit accounts	2,474	2,222	7,093	6,643
Other service charges, commissions and fees	3,185	2,768	9,214	8,115
Gains (losses) on securities transactions, net	5	(1)	47	4
Gains on sales of mortgage loans, net of commissions	2,061	4,755	10,581	11,352
Gains (losses) on sales of bank premises	(7)	(309)	(337)	34
Other operating income	1,498	1,067	3,751	3,084
Total noninterest income	9,216	10,502	30,349	29,232

Noninterest expenses:
Salaries and benefits	17,416	17,116	53,294	51,027
Occupancy expenses	2,820	3,262	8,439	9,001
Furniture and equipment expenses	1,665	1,809	5,250	5,440
Other operating expenses	12,231	11,081	34,932	33,675
Total noninterest expenses	34,132	33,268	101,915	99,143

Income before income taxes	11,142	13,596	36,598	36,385
Income tax expense	3,196	3,970	10,206	10,416
Net income	$7,946	$9,626	$26,392	$25,969
Earnings per common share, basic	$0.32	$0.37	$1.06	$1.00
Earnings per common share, diluted	$0.32	$0.37	$1.06	$1.00

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

(Dollars in thousands)

	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended September 30, 2013
Net interest income	$37,465	$393	$-	$37,858
Provision for loan losses	1,800	-	-	1,800
Net interest income after provision for loan losses	35,665	393	-	36,058
Noninterest income	7,322	2,062	(168)	9,216
Noninterest expenses	29,904	4,396	(168)	34,132
Income before income taxes	13,083	(1,941)	-	11,142
Income tax expense	3,902	(706)	-	3,196
Net income	$9,181	$(1,235)	$-	$7,946
Total assets	$4,041,661	$69,010	$(63,563)	$4,047,108

Three Months Ended September 30, 2012
Net interest income	$38,428	$334	$-	$38,762
Provision for loan losses	2,400	-	-	2,400
Net interest income after provision for loan losses	36,028	334	-	36,362
Noninterest income	5,863	4,756	(117)	10,502
Noninterest expenses	29,709	3,676	(117)	33,268
Income before income taxes	12,182	1,414	-	13,596
Income tax expense	3,415	555	-	3,970
Net income	$8,767	$859	$-	$9,626
Total assets	$4,020,661	$154,181	$(146,649)	$4,028,193

Nine Months Ended September 30, 2013
Net interest income	$111,612	$1,402	$-	$113,014
Provision for loan losses	4,850	-	-	4,850
Net interest income after provision for loan losses	106,762	1,402	-	108,164
Noninterest income	20,266	10,586	(503)	30,349
Noninterest expenses	89,242	13,176	(503)	101,915
Income before income taxes	37,786	(1,188)	-	36,598
Income tax expense	10,633	(427)	-	10,206
Net income	$27,153	$(761)	$-	$26,392
Total assets	$4,041,661	$69,010	$(63,563)	$4,047,108

Nine Months Ended September 30, 2012
Net interest income	$114,258	$938	$-	$115,196
Provision for loan losses	8,900	-	-	8,900
Net interest income after provision for loan losses	105,358	938	-	106,296
Noninterest income	18,228	11,356	(352)	29,232
Noninterest expenses	89,780	9,715	(352)	99,143
Income before income taxes	33,806	2,579	-	36,385
Income tax expense	9,400	1,016	-	10,416
Net income	$24,406	$1,563	$-	$25,969
Total assets	$4,020,661	$154,181	$(146,649)	$4,028,193

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended September 30,
	2013			2012
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$375,257	$1,849	1.95%	$470,563	$2,848	2.41%
Tax-exempt	223,595	3,222	5.72%	181,292	2,790	6.12%
Total securities (2)	598,852	5,071	3.36%	651,855	5,638	3.44%
Loans, net (3) (4)	2,997,083	38,271	5.07%	2,890,666	40,026	5.51%
Loans held for sale	97,993	812	3.29%	119,190	886	2.96%
Federal funds sold	415	-	0.20%	315	1	0.23%
Money market investments	1	-	0.00%	(24)	-	0.00%
Interest-bearing deposits in other banks	9,105	3	0.14%	9,396	4	0.18%
Other interest-bearing deposits	-	-	0.00%	-	-	0.00%
Total earning assets	3,703,449	44,157	4.73%	3,671,398	46,555	5.04%
Allowance for loan losses	(34,302)			(41,122)
Total non-earning assets	368,783			364,554
Total assets	$4,037,930			$3,994,830

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Checking	$462,666	86	0.07%	$413,753	99	0.10%
Money market savings	940,847	555	0.23%	909,920	757	0.33%
Regular savings	229,345	174	0.30%	201,065	159	0.31%
Time deposits: (5)
$100,000 and over	452,490	1,358	1.19%	528,359	1,979	1.49%
Under $100,000	481,812	1,198	0.99%	551,663	1,732	1.25%
Total interest-bearing deposits	2,567,160	3,371	0.52%	2,604,760	4,726	0.72%
Other borrowings (6)	325,797	1,612	1.96%	320,562	2,015	2.50%
Total interest-bearing liabilities	2,892,957	4,983	0.68%	2,925,322	6,741	0.92%

Noninterest-bearing liabilities:
Demand deposits	673,823			587,478
Other liabilities	39,838			41,908
Total liabilities	3,606,618			3,554,708
Stockholders' equity	431,312			440,122
Total liabilities and stockholders' equity	$4,037,930			$3,994,830

Net interest income		$39,174			$39,814

Interest rate spread (7)			4.05%			4.12%
Interest expense as a percent of average earning assets			0.53%			0.73%
Net interest margin (8)			4.20%			4.31%

(1) Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.

(2) Interest income on securities includes $0 and $46 thousand for the three months ended September 30, 2013 and 2012 in accretion of the fair market value adjustments.

(3) Nonaccrual loans are included in average loans outstanding.

(4) Interest income on loans includes $471 thousand and $825 thousand for the three months ended September 30, 2013 and 2012 in accretion of the fair market value adjustments related to the acquisitions.

(5) Interest expense on certificates of deposits includes $2 thousand and $3 thousand for the three months ended September 30, 2013 and 2012 in accretion of the fair market value adjustments related to the acquisitions.

(6) Interest expense on borrowings includes $122 thousand for both the three months ended September 30, 2013 and 2012 in amortization of the fair market value adjustments related to acquisitions.

(7) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

(8) Core net interest margin excludes purchase accounting adjustments and was 4.16% and 4.23% for the three months ended September 30, 2013 and 2012.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Nine Months Ended September 30,
	2013			2012
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$385,023	$5,856	2.03%	$471,255	$9,488	2.69%
Tax-exempt	217,874	9,438	5.79%	176,536	8,293	6.28%
Total securities (2)	602,897	15,294	3.39%	647,791	17,781	3.67%
Loans, net (3) (4)	2,979,514	114,413	5.13%	2,856,005	119,851	5.61%
Loans held for sale	123,860	2,958	3.19%	86,989	2,123	3.26%
Federal funds sold	462	1	0.22%	369	1	0.24%
Money market investments	1	-	0.00%	8	-	0.00%
Interest-bearing deposits in other banks	10,736	14	0.18%	30,895	58	0.25%
Other interest-bearing deposits	-	-	0.00%	-	-	0.00%
Total earning assets	3,717,470	132,680	4.77%	3,622,057	139,814	5.16%
Allowance for loan losses	(34,903)			(40,595)
Total non-earning assets	361,623			365,817
Total assets	$4,044,190			$3,947,279

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Checking	$455,002	258	0.08%	$415,615	347	0.11%
Money market savings	946,277	1,797	0.25%	904,068	2,635	0.39%
Regular savings	223,885	500	0.30%	194,729	512	0.35%
Time deposits: (5)
$100,000 and over	485,710	4,552	1.25%	542,174	6,143	1.51%
Under $100,000	498,967	3,926	1.05%	568,078	5,447	1.28%
Total interest-bearing deposits	2,609,841	11,033	0.57%	2,624,664	15,084	0.77%
Other borrowings (6)	308,841	4,765	2.06%	290,418	6,401	2.94%
Total interest-bearing liabilities	2,918,682	15,798	0.72%	2,915,082	21,485	0.99%

Noninterest-bearing liabilities:
Demand deposits	653,515			561,992
Other liabilities	37,373			38,067
Total liabilities	3,609,570			3,515,141
Stockholders' equity	434,620			432,138
Total liabilities and stockholders' equity	$4,044,190			$3,947,279

Net interest income		$116,882			$118,329

Interest rate spread (7)			4.05%			4.17%
Interest expense as a percent of average earning assets			0.57%			0.80%
Net interest margin (8)			4.20%			4.36%

(1) Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.

(2) Interest income on securities includes $15 thousand and $154 thousand for the nine months ended September 30, 2013 and 2012 in accretion of the fair market value adjustments.

(3) Nonaccrual loans are included in average loans outstanding.

(4) Interest income on loans includes $1.6 million and $3.0 million for the nine months ended September 30, 2013 and 2012 in accretion of the fair market value adjustments related to the acquisitions.

(5) Interest expense on certificates of deposits includes $5 thousand and $231 thousand for the nine months ended September 30, 2013 and 2012 in accretion of the fair market value adjustments related to the acquisitions.

(6) Interest expense on borrowings includes $367 thousand and $366 thousand for the nine months ended September 30, 2013 and 2012 in amortization of the fair market value adjustments related to acquisitions.

(7) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

(8) Core net interest margin excludes purchase accounting adjustments and was 4.16% and 4.25% for the nine months ended September 30, 2013 and 2012.